Exhibit 5


                            JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of Affirmative Insurance Holdings, Inc, and that this Agreement be included as an Exhibit to such joint filing.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 30th day of June, 2005.


DSC AFFM MANAGER LLC

By:  /s/ Andrew G. Bluhm
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     Name:  Andrew G. Bluhm
     Title: Authorized Person


ANDREW G. BLUHM

/s/ Andrew G. Bluhm
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